SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 8)


                         Cousins Properties Incorporated
                                (Name of Issuer)


                     Common Stock, Par Value $1.00 Per Share
                         (Title of Class of Securities)


                                  222 795 10 6
                                 (CUSIP Number)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1 (d)

-------------------------------------------------------------------------------
CUSIP No. 222 795 10 6                        Page      1     of    4    Pages
-------------------------------------------------------------------------------
13G

-------- ----------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas G. Cousins
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)
         |_|
                                                                             (b)
         |-|
-------- ----------------------------------------------------------------------
-------- ----------------------------------- ----------------------------------

3.       SEC USE ONLY

-------- ----------------------------------- ----------------------------------
-------- ----------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-------- ----------------------------------------------------------------------
------------------------- ---- ------------------------------------------------

NUMBER OF                 5.   SOLE VOTING POWER                  6,297,100**
SHARES                                                            ---------
BENEFICIALLY              6.   SHARED VOTING POWER                  134,760
OWNED BY                                                            -------
EACH                      7.   SOLE DISPOSITIVE POWER             6,297,100**
REPORTING                                                         ---------
PERSON WITH               8.   SHARED DISPOSITIVE POWER             134,760
                                                                    -------

-------- ----------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

         6,431,860
         ---------
-------- ----------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                               |_|

-------- ----------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         19.86% (1)
         ------
-------- ----------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         IN
-------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Based on 33,449,754 shares of Common Stock outstanding on December 31, 1999, which number includes 1,275,219 shares subject to currently exercisable options.
** Includes 210,000 shares subject to currently exercisable options.

Item 1(a).  Name of Issuer:

         Cousins Properties Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

         2500 Windy Ridge Parkway
         Atlanta, Georgia 30339

Item 2(a).  Name of Person Filing:

         Thomas G. Cousins

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         2500 Windy Ridge Parkway
         Atlanta, Georgia 30339

Item 2(c).  Citizenship:

         United States of America

Item 2(d).  Title of Class of Securities:

         Common Stock, $1.00 par value

Item 2(e).  CUSIP Number:

         222 795 10 6

Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

         (a)     |_|  Broker  or  dealer  registered  under  Section  15 of  the
                 Exchange Act.
         (b) |_| Bank as defined in Section 3(a) (6) of the Exchange Act. (c) |_| Insurance company as defined in Section 3(a) (19) of the
                 Exchange Act.
         (d) |_| Investment company registered under Section 8 of the Investment Company Act.
         (e) |_| An investment adviser in accordance with Rule 13-d-1(b)(1)(ii) (E);
         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F)
         (g) |_| A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G).2

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act;
         (j) |_| Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

         If this statement is filed pursuant to Rule 13d-1 (c), check this box.
                                                                            |_|

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

         6,431,860
         ---------
         (b) Percent of class:

         19.86%
         -----
         (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote               6,297,100
                                                                      ---------
         (ii)  Shared power to vote or to direct the vote               134,760
                                                                       --------
         (iii) Sole power to dispose or to direct the disposition of 6,297,100
                                                                      ---------
         (iv) Shared power to dispose or to direct the disposition of 134,760
                                                                        -------
         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d) (1).

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by he Parent Holding Company.

           N/A

Item 8.    Identification and Classification of Members of the Group.

           N/A

Item 9.    Notice of Dissolution of Group.

           N/A

Item 10.  Certifications.

           N/A


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





February 14, 2000                                   /s/ Thomas G. Cousins
-----------------                                   ---------------------
Date                                                    Thomas G. Cousins




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